Exhibit 10.11

May 2, 1997

Mr. James P. Schmitt

107 W. Trenton Avenue

Morrisville, PA     19067

Dear Jim:

On behalf of Volt Delta Resources, Inc., I am pleased to confirm our verbal offer of employment. This letter will set forth our offer of employment which, when accepted by you, will constitute the terms of your Employment Agreement (the “Agreement”) with Volt Delta Resources, Inc. (the “Company”).

1.        TERM OF EMPLOYMENT.      The Company will employ you and you agree to enter our employment for a minimum of two (2) years commencing June 30, 1997 and continuing thereafter for an indefinite period, subject to termination at any time after the initial two (2) year term by either you or the Company for any reason, with or without cause. For purposes of this Agreement, the period during which you work for the Company will be called the “Term of Employment”.

2.        SCOPE OF EMPLOYMENT.    During the Term of Employment, your title will be Vice President and you will be responsible for the domestic Information Systems business for the Company, reporting to me or in such other position for the Company or an affiliate of the Company as the Company may designate. Your base of operation will be Blue Bell, PA with the understanding that you will be required to travel to meet the needs of the business. You agree to devote your full time services to the best of your ability, using your best efforts, to promote the interests and the business of the Company. The Company may change your title, duties, location or work and/or responsibilities at any time, except that the Company will increase your compensation and provide reasonable relocation expenses should your base of operation be changed to Orange, CA. You agree not to engage in any type of activity which is or may be contrary to the welfare, interests, business or benefit of the Company or the business conducted by the Company now or in the future.

3.        NO LIMITATIONS ON YOUR ACTIVITIES.    You represent and warrant that there are no written or oral contracts or any other impediment which would inhibit or prohibit the employment herein provided for, and that you will not utilize and trade secret, confidential

A Subsidiary of Volt Information Sciences, Inc.

1221 Avenue of the Americas • New York • New York 10020 • Tel 212 827 2600 • Fax 212 944 1639

information, or other intellectual property right of another party in the performance of your duties hereunder.

4.        COVENANT NOT TO SOLICIT/COMPETE.    You acknowledge that the Company has made and will continue to make significant investments in order to maintain and develop its business, and that in order to enable you to do your job better, the Company will disclose to you confidential information concerning its techniques and methods of obtaining and servicing its customers and pricing information, and specific needs of its customers, and that the Company will extend to you the opportunity to develop personal contacts with its present and potential customers. You further acknowledge that the methods employed in the Company’s business as such that place you in close business and personal contact with the Company’s customers. Accordingly, you agree as follows:

(a)        During the Term of Employment, you will not directly or indirectly engage in a business which competes with the Company, or any of its parents, or its or their subsidiaries or affiliate in any way.

(b)        In those states which will enforce covenants not to compete, for a period of six (6) months after the Term of Employment ends (regardless of the reason that your employment terminates) you will not, directly or indirectly, either for yourself or for any other person, firm, company, or corporation, engage in a business similar to the type of business conducted by the Company, nor compete with the Company, within a radius of fifty (50) miles from the last Company office at which you were employed.

(c)        For a period of twelve (12) months after the Term of Employment ends (and regardless of the reason that your employment terminates), you will not, directly or indirectly, either for yourself or for any other person, firm, company or corporation;

(1)        Call upon, solicit, divert, or take away or attempt to solicit, divert or take away any of the customers, business or patrons of the Company with which the last Company office at which you were employed is doing or has done business; or

(2)        Call upon, solicit or attempt to solicit business from any person, firm, company or corporation which has communicated with or has been solicited by the last Company office at which you were employed, to become a customer during the period of eighteen (18) months prior to the termination of the Term of Employment; or

(3)        Hire or employ any employee of the Company, nor advise, solicit or encourage any employees of the Company to leave its employ.

(d)        In addition, you agree that you will not at any time during or after the termination of this Agreement, engage in any business which uses its name, in whole or in part, the name “Maintech” or any other name used by the Company during the Term of Employment.

(e)        For purposes of Paragraphs 3(a), 3(b), 3(c) and 3(d), you will be deemed to be engaged in a business if you participate in such business as proprietor, partner, joint venture, stockholder, director, officer, lender, manager, employee, consultant, advisor or agent, or if in any way you control such business. However, you will not be deemed a stockholder or lender if you hold less than five percent (5%) of the outstanding equity or debt of any publicly-owned corporation engaged in the same or similar business as that of the Company or any of its subsidiaries or affiliates, provided you are not in a control position with respect to such corporation.

5.        DISCLOSURE.   You agree that at no time will you use for your own benefit nor directly or indirectly make known or divulge to any other person, firm or corporation:

(a)        The names and addresses of any of the customers or patrons of the Company at the time you entered the employ of the Company or with whom you became acquainted during the Term of Employment (whether such customers or patrons have been obtained by you or otherwise); or

(b)        Any information concerning the Company’s methods of conducting business, obtaining customers, or operations; or

(c)        The names, addresses, telephone numbers or compensation or rate of pay of employees of the Company; or

(d)        Any other confidential information or trade secrets of the Company or any of the Company’s customers learned or acquired by you during your Term of Employment.

6.        INVENTIONS.    As between you and the Company, all discoveries, ideas, creations, inventions and properties (collectively called “Discoveries”) written or oral which are:

(a)        created, developed, invented or used by you during your Term of Employment, whether or not created, conceived, discovered and/or developed by you during regular working hours; or which are

(b)        created, developed, invented, or used by the Company, whether or not in connection with your employment by the Company will be the sole and absolute property of the Company for any and all purposes whatsoever, in perpetuity. You will not have, and will not claim to have, any right, title or interest of any kind of nature whatsoever in or to any such Discoveries.

   The previous paragraph dose not apply to any invention to which no equipment, supplies, facility or trade secret information of the Company or any customer was used and which was developed entirely on your own time, and

(a)        which does not relate to the business of the Company or to the Company’s or a customer’s actual or demonstrably anticipated research or development; or

(b)        which does not result from any work performed for the Company or its customers.

You further agree that during the Term of Employment, all inventions being developed by you shall be identified to the Company. Upon request by the Company, you will disclose any such invention to the Company (by a full and clear description) for the purpose of determining the Company’s rights therein.

7.        RETURN OF PROPERTY.    The original and all copies of all software, files, records, drawings, specifications and other documents of any nature whatsoever, whether prepared by you or otherwise coming into your possession while employed by the Company, are and shall remain the exclusive property of the Company and may not be used except as required in the course of employment by the Company. On termination of your employment, and regardless of the reason for termination, you will immediately return to the Company any and all Company property and all other material which you were given or had access to during the Term of Employment.

8.        AGREEMENT TO ARBITRATE DISPUTES.    Any dispute, controversy or claim arising out of, involving, affecting or related in any way to this agreement, or a breach of this agreement, or arising out of, involving, affecting or related in any way to your employment or the conditions of your employment or the termination of your employment, including but not limited to disputes, controversies or claims arising out of or related to the actions of the Company’s other employees, under Federal, State and/or local laws, shall be resolved by final and binding arbitration, in accordance with the applicable rules of the American Arbitration Association in the state where you are or were last employed by the Company. The arbitrator shall be entitled to award reasonable attorneys fees and costs to the prevailing party. The award shall be in writing, signed by the arbitrator, and shall provide reasons for the award. Judgment upon the arbitrator’s award may be filed in and enforced by any court having Jurisdiction. This Agreement to Arbitrate Disputes does not prevent you from filing a charge or claim with any governmental administrative agency as permitted by applicable law.

9.        WAIVER OF JURY TRIAL.    We each hereby agree to waive our respective right to trial by Jury in any lawsuit or cause of action between you and the Company and/or the Company’s other employees.

10.        FURTHER INSTRUMENTS.    You will execute and deliver all such other further instruments and documents as may be necessary, in the opinion of the Company, to carry out the purposes of this Agreement or to confirm, assign or convey to the Company the discoveries, ideas, inventions or properties referred to in Paragraph 5 hereof, including the execution of all patent, copyright, trademark or trade name applications and assignments.

11.        WAIVER OF BREACH.    Waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party.

12.        NOT A CONTRACT FOR CONTINUED EMPLOYMENT.    The parties understand and agree that nothing contained in the Agreement is intended to constitute a contract of continued employment beyond the initial two (2) year term. Thereafter, either party may cancel or terminate your employment at any time, for any reason, with or without cause. Any amendment, modification or variation in terms of this paragraph must be in writing and signed on behalf of the Company by its President; no other officer or employee is authorized to amend, modify or vary this paragraph.

13.        COMPENSATION.    Salary at the rate of $6,230.77 bi-weekly, which is an annual equivalent of $162,000. Also, you will be eligible to receive a monthly car allowance of $750.00 which is taxable income. Volt extends to senior management stock options on a regular basis, and you will be included in the periodic distribution of such options. Upon employment you will be granted stock options to purchase 2,000 shares of Volt stock at the price in effect as of your first day of employment.

As an eligible employee of the Company, you may participate in the Company’s benefit program which currently includes life, accident, medical and dental insurance for you and any eligible dependents, along with provisions for long term disability coverage. In addition, there is a 401(k) savings plan, and a tuition reimbursement program. You will also participate in the management incentive plan in effect for the Volt Delta organization. The Company reserves the absolute right to change its benefits program at any time in its sole and absolute discretion.

14.        IMMIGRATION.    You must be prepared to produce proof of identity and eligibility to legally work in the United States as per the Immigration Reform and Control Act of 1986.

15.        ENTIRE AGREEMENT.    This instrument contains the entire agreement of the parties as to the subject matter hereof. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

If you agree with the forgoing, please signify your acceptance by signing your name below and return the original to me when you report to work. The enclosed copy is for your records. If you have any questions, please call me. I am sure you will find your position with Volt Delta Resources a challenging opportunity and I wish you the very best.

Very truly yours,		Read and Agreed to:

VOLT DELTA RESOURCES, INC.

By:	/s/ Joseph DiAngelo	/s/ James P. Schmitt
	Joseph DiAngelo	Name
	President	6/1/97
Date

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) further amends and modifies James Schmitt’s (“Employee”) Employment Agreement (hereinafter the “Agreement”) with Volt Delta Resources, LLC (hereinafter collectively the “Company”) as previously amended, and the parties agree as follows:

Effective for payroll week ending May 10, 2009 (“Effective Date”) Employee’s salary and/or hourly wage pay rate identified on Employee’s weekly payroll remittance for the payroll week ending May 3, 2009 (hereinafter called “Employee’s Prior Pay Rate”), will be reduced by 4.4%. Employee’s new base annual salary will be two hundred eight six thousand eight hundred ($286,800). Employee agrees that any and all employment work performed by Employee for the Company after the Effective Date will be compensated at a rate that is 4.4% less than Employee’s Prior Pay Rate.

All other terms and conditions of your Agreement as previously amended shall remain in full force and effect.

Employee hereby agrees to this Amendment to the Agreement to be effective as set forth above.

Volt Delta Resources, LLC

By:	/s/ Steven Shaw	-, [title]

Employee:	/s/ James P. Schmitt

Signature

Date:	5/1/2009